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                         [SMARTIRE SYSTEMS LETTERHEAD]


NEWS RELEASE -- September 28, 1999
Nasdaq: SMTR
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Email: public_relations@smartire.com
Contact: Tracey Jaques
Manager, Corporate Communications
800-982-2001/604-276-9884


                      SmarTire Arranging Private Placement

RICHMOND, BRITISH COLUMBIA, SEPTEMBER 28, 1999 -- SmarTire Systems Inc. is arranging a Private Placement for up to US$6 million through the issuance of up to 3 million common shares of the Company at a minimum price of US$2 per share. A commission would be payable on cash proceeds received by the Company. Net proceeds from the private placement will be used to fund the development and market launch of the Company's new passenger car and commercial tire monitoring systems and for working capital.

SmarTire Systems Inc. develops and markets proprietary tire monitoring systems for the North American and European automotive aftermarkets. Through their strategic alliance, SmarTire Systems and TRW Inc. are committed to providing superior tire monitoring systems for both aftermarket and original equipment applications. Additional information is available at www.smartire.com.

/s/ KEVIN A. CARLSON
Kevin A. Carlson, CA
Chief Financial Officer




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Except for the historical information contained herein, this news release contains forward looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's customers. Actual results and developments may therefore differ materially from those described in this release.
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